UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2023

BRISTOL-MYERS SQUIBB COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-01136	22-0790350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 E. 29th Street, 14th Floor
New York, New York, 10016
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	BMY	New York Stock Exchange
1.000% Notes due 2025	BMY25	New York Stock Exchange
1.750% Notes due 2035	BMY35	New York Stock Exchange
Celgene Contingent Value Rights	CELG RT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)(c)    On April 26, 2023, Bristol Myers Squibb Company (the “Company”) announced that Giovanni Caforio, M.D., the Company’s Chairman of the Board of Directors (“Board”) and Chief Executive Officer, has decided to retire as Chief Executive Officer (“CEO”) effective November 1, 2023.  Dr. Caforio will continue to serve as Chairman of the Board until he retires as CEO on November 1, 2023, and after that will serve as  Executive Chairman of the Board for a transition period to be determined by the Board.  Theodore R. Samuels will continue to serve as Lead Independent Director.

In addition, on April 21, 2023, the Board appointed Christopher Boerner, Ph.D., to serve as the Company’s Chief Operating Officer, effective April 26, 2023, and as the Chief Executive Officer, effective November 1, 2023.  The Board also intends to appoint Dr. Boerner to the Board after the Annual Meeting.

Dr. Boerner, 52, has worked for the Company since 2015 in roles of increasing seniority.  He served as the Company’s Executive Vice President and Chief Commercialization Officer from August 2018 to April 2023.  Dr. Boerner previously served as Head, International Markets from October 2017 to July 2018, and as President and Head of U.S. Commercial from February 2015 to September 2017.

Dr. Boerner was not selected as Chief Executive Officer pursuant to any arrangement or understanding between him and any other person.  There are no related party transactions between the Company and Dr. Boerner and there are no family relationships between Dr. Boerner and any director or executive officer of the Company.

In connection with Dr. Boerner’s promotion to the role of Chief Operating Officer, the Compensation and Management Development Committee (the “Committee”) of the Board approved the following new compensation arrangements for Dr. Boerner effective April 26, 2023: (1) an increase in his annual base salary from $1,115,000 to $1,300,000 and (2) an increase in his annual target cash incentive opportunity from $1,115,000 to $1,560,000.    Dr. Boerner’s compensation for the role of Chief Executive Officer and any other related changes in his compensation arrangements required to be disclosed on Form 8-K will be disclosed promptly following approval by the Committee. The Board will determine Dr. Caforio’s compensation arrangement as Executive Chairman at a later time.

A copy of the press release announcing the foregoing changes is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release of Bristol-Myers Squibb Company dated April 26, 2023.
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Bristol-Myers Squibb Company dated April 26, 2023.
104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: April 26, 2023	By:	/s/ Kimberly M. Jablonski
	Name:	Kimberly M. Jablonski
	Title:	Corporate Secretary

Exhibit 99.1

FOR IMMEDIATE RELEASE

Bristol Myers Squibb Announces Leadership Transition Plan

Giovanni Caforio, MD, Bristol Myers Squibb Chairman and CEO, to Retire as CEO, Effective November 1, 2023; Will Continue as Executive Chairman of the Board

Christopher Boerner, PhD, EVP, Chief Commercialization Officer, Appointed EVP, Chief Operating Officer, Effective Immediately; to Succeed Giovanni Caforio, MD, as CEO, Effective November 1, 2023

Adam Lenkowsky Appointed EVP, Chief Commercialization Officer, Effective Immediately

NEW YORK – April 26, 2023 – Bristol Myers Squibb (NYSE: BMY) today announced that Giovanni Caforio, MD, Chairman of the Board and Chief Executive Officer, has decided to retire as Chief Executive Officer, effective November 1, 2023. Christopher Boerner, PhD, EVP, Chief Commercialization Officer, has been named EVP, Chief Operating Officer, effective immediately, and will succeed Caforio as CEO on November 1, 2023. The Board also intends to appoint Boerner as a member of the Board after the Annual Meeting of Shareholders. Adam Lenkowsky, SVP, Head of Major Markets, will succeed Boerner as EVP, Chief Commercialization Officer, effective immediately. After November 1, 2023, Caforio will continue to serve as Executive Chairman for a transition period to be determined by the Board. Theodore R. Samuels will continue to serve as Lead Independent Director.

Caforio said, “Chris is an exceptional leader, and the Board and I believe he is the right person to guide Bristol Myers Squibb through its next chapter. Chris’s expertise has been integral to our commercial success during his tenure at BMS. His strategic focus and passion for science, coupled with his commitment to patients make him uniquely suited for the role. I am confident the team will capitalize on our significant growth opportunities under Chris’s leadership.”

Samuels said, “I want to thank Giovanni for his tremendous contributions to Bristol Myers Squibb. Under his leadership over the past eight years, Bristol Myers Squibb has nearly tripled its revenue; successfully completed our transformative combination with Celgene; overseen highly strategic acquisitions and partnerships; and launched 12 new medicines, including five first-in-class assets in five different disease areas. He has fostered a high-performance culture and highly engaged workforce and has been a strong advocate and champion for diversity and inclusion to drive innovation. His work has helped to solidify the foundation from which we will continue to build for the future.”

Samuels added, “Together with Giovanni, our Board of Directors has been engaged in thoughtful, ongoing succession planning and talent development discussions, and today’s announcement enables a smooth transition of the CEO role. Chris is an outstanding executive with profound knowledge of our company and proven ability to execute our strategy across all geographies. His expertise and leadership have been integral in the evolution of our portfolio over the past several years, notably building our leading presence in immuno-oncology, growing our CV business and launching multiple new medicines. He has helped build a deep bench of commercial talent as well as industry-leading market access capabilities. These efforts have been vital to helping us ensure patient access to critical medicines. We are confident that Chris, working together with Adam in his new role as Chief Commercialization Officer, and the rest of the leadership team, will continue the Bristol Myers Squibb legacy of bringing transformational medicines to patients.”

Caforio continued, “As a physician, I am passionate about new medicines that can transform how serious diseases are treated – it is why my 23 years at Bristol Myers Squibb have been the most fulfilling of my professional career. Supported by the best people in the industry, Bristol Myers Squibb has built a rich history of innovation and pioneering new treatments and is well positioned for the future. As I shift my focus to spending more time with my family in Europe, I’d like to express my deepest gratitude to our talented and dedicated team for their unwavering commitment to patients.”

Commenting on his appointment, Boerner said, “I am honored to serve as Bristol Myers Squibb’s next CEO. Bristol Myers Squibb is a special company, having pioneered many of the first generation of medicines that benefit patients across many disease areas. Today, we are poised to bring the next wave of innovative medicines to market, and my confidence in our future is stronger than ever. I look forward to continuing to work closely with Giovanni as we deliver for patients, shareholders and our other stakeholders.”

About Christopher Boerner, PhD

Christopher Boerner has served as EVP, Chief Commercialization Officer since August 2018, where he has led the worldwide Commercial and Medical organizations and been responsible for driving growth across the company’s key franchises. Boerner previously served as head of international markets at Bristol Myers Squibb, accountable for international commercial activities. Prior to that, he served as head of U.S. commercial markets, responsible for U.S. sales and marketing, government affairs and market access. He joined the company in February 2015.

From 2010 to 2015, Boerner served in leadership roles of increasing responsibility at Seattle Genetics, Inc. From 2002 to 2010, he served in marketing leadership roles at Genentech, a member of the Roche Group, focused on strategy, development and commercialization across multiple oncology products and immunology. Earlier in his career, Boerner worked for McKinsey & Company, serving global pharmaceutical and biotechnology clients.

Boerner received his PhD and MA in business administration from the Haas School of Business at the University of California, Berkeley, and holds a BA in economics and history from Washington University in St. Louis.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

Contacts

Media:
media@bms.com

Investors:
investor.relations@bms.com